FOR IMMEDIATE RELEASE


SEREFEX CORPORATION (FORMALLY SPECTRAFAX) SIGNS AGREEMENT TO PURCHASE "PLANT VIEW ALERTS SOFTWARE SUITE" FROM SHOP FLOOR SYSTEMS, INC.


Detroit, MI ... (Edgar)... October 9, 2002...Serefex Corporation (OTCBB: SFXC -NEWS), Formally SpectraFax (OTCBB: SRFX) announced today that it has signed a agreement with Shop Floor Systems, Inc. located in Detroit, Michigan to purchase, license and exclusively market it's "Plant View Alerts Software Suite".

The agreement calls for Serefex to have exclusive Sales and Marketing rights for Shop Floor Systems "Plant View Alerts Software Suite". Plant floor alerts is a state of the art Manufacturing Software Suite, which enables the user to gain real-time visibility of its production process. Using event-triggered alerts, a user will be able to respond to and prevent production downtime.

Serefex purchased the exclusive software rights for $100,000 dollars payable in restricted stock valued at $0.05 per share, which represents 2,000,000 shares of common stock.

Mr. Dunn stated, "We are very pleased to have found a product line which adheres to SpectraFax's continuum of business based upon its past operating history. We are very eager to develop our distribution and sales force channel for this product.

Mr. Dunn furthered, "The Board has given me a growth of revenue mandate which I plan on executing, so additional acquisitions are aggressively and prudently being pursued".

The Board of Directors is extremely pleased to announce the appointment of Mr. Don Gunther as an outside advisor to the Board of Directors. Mr. Gunther is the retired Vice-Chairman of Bechtel Group, (www.bechtel.com). Bechtel is one of the world's largest engineering-construction firms with over 50,000 employees located throughout 67 countries. In 2001, Bechtel booked $9.3 billion in new business and worked off of $13.4 billion in revenues. Mr. Gunther has refused any form of compensation for his role.

Mr. Dunn stated, "We are extremely fortunate to have someone with Don's level of expertise and character guiding our thought processes and decision making criteria. To obtain his level of executive expertise is certainly an asset to the Corporation."







SAFE HARBOR PROVISION

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the company to utilize the "safe harbor" provisions of the Private Securities Litigation Reform act of 1995, you are hereby cautioned, and the Company hereby notes, that these statements may be affected by risk factors affecting the Company generally, as well as those identified in the SpectraFAX Registration Statement on Form 10-SB with the Securities and Exchange Commission, and actual results could differ materially from the forward-looking statements. The Company undertakes no obligations to update or revise any such forward-looking statements.